Organigram becomes exclusive Canadian supplier of Feather Company’s design-patented vaporizer hardware and technology

Agreement pairs innovative Edison brand with unique, proprietary delivery mechanism for discerning & sophisticated consumers

MONCTON, June 18, 2019/CNW/ - As the legalization of adult use recreational cannabis continues to transform the cannabis landscape in Canada and around the world, Organigram Holdings Inc. (TSX VENTURE: OGI) (NASDAQ: OGI), the parent company of Organigram Inc. (the "Company" or "Organigram"), a leading licensed producer of cannabis, is pleased to announce it has signed an exclusive agreement with Feather Company Ltd. ("Feather"), a cannabis innovator and lifestyle brand committed to the production of premium-quality products that enhance the cannabis experience for customers. The disposable vaporizer pen and 5/10 thread cartridges for targeted adult-use customer segments will be available following legalization of this product category currently scheduled to come into effect as of October 2019.

Organigram, through the Edison Cannabis Co. brand, has an exclusive license to Feather’s proprietary vaporizer pen technology and form factor. The relationship will also allow Organigram to represent Feather across Canada from a commercial perspective. This agreement reflects both companies’ commitment to transformative thinking and unique customer experiences.

"A successful recreational cannabis market requires that licensed producers and their partners continually reimagine the cannabis experience," says Ray Gracewood, Senior Vice President, Marketing and Communications, Organigram. "It is critical for Organigram to find unique ways to offer customers the kind of value that will help differentiate our brands. The future is in providing unique opportunities for customers to explore the product."

Feather’s technology and hardware offers Organigram’s Edison brand a unique, proprietary delivery mechanism for discerning and sophisticated consumers and will compliment the companies recently announced partnership with PAX, a leader in closed-loop vaporizable technology offered through the PAX Era product line.

"We are thrilled to be working with Organigram", says Patrick Lehoux, CEO, Feather. "As patients, enthusiasts and advocates for the cannabis community, we are committed to applying our diverse skills to produce the best experience for consumers. Our partnership with Organigram opens new and exciting opportunities for us to do just that. We believe in the Edison brand and Organigram’s best-in-class facility ensures that we are partnered with a team committed to producing a consistent, premium product."

"Organigram has been proud to offer our customers high quality products they can depend on," says Gracewood. "Next, we want them to also depend on our ability to surprise and delight them with new thinking and novel products and technology."

Organigram has secured cannabis distribution arrangements across Canada, in all ten provinces. The Company plans to approach all ten provinces with Feather’s disposable and cartridge-based units.

About Organigram Holdings Inc.

Organigram Holdings Inc. is a NASDAQ Global Select and TSX Venture Exchange listed company whose wholly owned subsidiary, Organigram Inc., is a licensed producer of cannabis and cannabis-derived products in Canada.

Organigram is focused on producing the highest-quality, indoor-grown cannabis for patients and adult recreational consumers in Canada, as well as developing international business partnerships to extend the company's global footprint. Organigram has also developed a portfolio of legal adult use recreational cannabis brands including The Edison Cannabis Company, Ankr Organics, Trailer Park Buds and Trailblazer. Organigram's primary facility is located in Moncton, New Brunswick and the Company is regulated by the Cannabis Act and the Cannabis Regulations (Canada).

For Investor Relations enquiries, please contact:

Amy Schwalm
Vice President, Investor Relations
Amy.Schwalm@organigram.ca
(416) 704-9057

For Media enquiries, please contact:

Ray Gracewood
Senior Vice President, Marketing and Communications
rgracewood@organigram.ca
(506) 645-1653

About Feather Company Ltd.

Feather Company Ltd. is a lifestyle design brand. We believe that good design combined with quality cannabis makes for great intuitive experiences. Our mission is simple, we make great products that elevate the everyday, one person and one moment at a time. With offices in Toronto, Sudbury and Ottawa, our multidisciplinary teams include brand, product design, research & development and marketing.

For Investor Relations enquiries, please contact:

Patrick Lehoux
Founder and CEO
investors@feather.com

For Media enquiries, please contact:

Dominic Coballe
Chief Creative Officer
press@feather.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking information. Often, but not always, forward-looking information can be identified by the use of words such as "plans", "expects", "estimates", "intends", "anticipates", "believes" or variations of such words and phrases or state that certain actions, events, or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, events, performance or achievements of Organigram to differ materially from current expectations or future results, performance or achievements expressed or implied by the forward-looking information contained in this news release. Examples of such statements include statements with respect to the ability to distribute Feather pens through the various Provinces and the timing of legalization of same. Risks, uncertainties and other factors involved with forward-looking information could cause actual events, results, performance, prospects and opportunities to differ materially from those expressed or implied by such forward-looking information, including risks as disclosed in the Company’s most recent annual information form and other Company's documents filed from time to time on SEDAR (see www.sedar.com). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Although the Company believes that the assumptions and factors used in preparing the forward-looking information in this news release are reasonable, undue reliance should not be placed on such information and no assurance can be given that such events will occur in the disclosed time frames or at all. The forward-looking information included in this news release are made as of the date of this news release and the Company disclaims any intention or obligation, except to the extent required by law, to update or revise any forward-looking information, whether as a result of new information, future events or otherwise. We seek safe harbor.